Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Editas Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Primary Offering:
Fees to Be Paid	Debt	Debt Securities	457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Other	Depositary Shares (2)	457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Other	Subscription Rights (3)	457(r)	(1)	(1)	(1)	(1)	(1)
Fees to Be Paid	Other	Purchase Contracts (4)	457(r)	(1)	(1)	(1)	(1)	(1)
Fees to Be Paid	Other	Warrants (5)	457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Other	Units (6)	457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Secondary Offering:

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	Equity	Common Stock	415(a)(6)	(7)	—	$300,000,000	—	—	S-3ASR	333- 253715	March 1, 2021	$32,730
	Total Offering Amounts					$300,000,000 (1)(7)		$0
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)	Pursuant to Instruction 2.A.iii.c of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In accordance with Rule 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees other than as specified in footnote (7) below. Any subsequent registration fees will be paid on a pay-as-you-go basis.
(2)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(3)	The subscription rights to purchase shares of common stock or preferred stock will be offered without additional consideration.
(4)	Each purchase contract will be issued under a purchase agreement and will obligate holders to purchase from or sell to Editas Medicine, Inc. and obligate Editas Medicine, Inc. to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock or depositary shares.
(5)	The warrants covered by this registration statement may be warrants for common stock, preferred stock, depositary shares or debt securities.
(6)	Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including shares of common stock or preferred stock, debt securities, depositary shares or warrants, in any combination, which may or may not be separable from one another.
(7)	Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this registration statement include $300,000,000 of unsold shares of common stock (the “Unsold Securities”) previously registered pursuant to the Registration Statement on Form S-3ASR (File No. 333-253715), which was automatically effective on March 1, 2021 (the “Prior Registration Statement”), and the related prospectus supplement filed on May 14, 2021 (the “Prospectus Supplement”). Pursuant to the Prospectus Supplement, $300,000,000 of the registrant’s shares of common stock were issuable pursuant to a certain a sales agreement with Cowen and Company, LLC. The registrant sold none of such securities under the Prior Registration Statement and Prospectus Supplement, leaving the balance of $300,000,000 of Unsold Securities, in respect of which the registrant paid an aggregate registration fee of $32,730 (based on the filing fee rate in effect at the time of the filing of the Prospectus Supplement). Pursuant to Rule 415(a)(6), the filing fee of $32,730 associated with the offering of the Unsold Securities is hereby carried forward to be applied to the Unsold Securities registered hereunder, and as a result, no additional filing fee is due with respect to the Unsold Securities included in this registration statement. Pursuant to Rule 415(a)(6), the offering of securities under the Prior Registration Statement will be deemed terminated as of the time of filing of this registration statement.